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                                                                    EXHIBIT 99.1

FOR IMMEDIATE RELEASE
Date:       January 16, 2001
Contact:    Richard Moyer, Cameron Associates
            Phone: 212.245.8800  Fax: 212.245.4165
            E-mail: richard@cameronassoc.com

               ICH CORPORATION COMPLETES SALE OF LYON'S SUBSIDIARY

San Diego, California; January 16, 2001 - ICH Corporation (AMEX: IH) today announced that it has completed the sale of its Lyon's restaurant subsidiary. The purchase price for the transaction was $16.2 million, consisting principally of the assumption of existing Lyon's indebtedness. The sale will generate a net operating tax loss of approximately $17.5 million, which will result in future tax savings of approximately $6.0 million. ICH will remain secondarily liable for certain of the assumed Lyon's indebtedness.

The company will take an after-tax charge of approximately $10-12 million in the fourth quarter of 2000 in connection with the Lyon's disposition.

The purchaser of the Lyon's chain, Amber Lao, owns and operates several other west-coast restaurant chains. Following the acquisition, the Lyon's restaurant chain will be chaired by John Creed, the former chairman and chief executive officer of Chart House Enterprises, Inc., a public restaurant chain with revenues in excess of $175 million.

The Lyon's chain was established in the 1960's, and currently operates 71 family-dining restaurants located in northern California and Oregon.

Commenting on the sale, ICH Co-Chairmen and Chief Executive Officers Robert H. Drechsler and John A. Bicks said: "This transaction permits the company to focus all of its human and capital resources on enhancing the profitability of its Arby's franchise, both through improved same store sales and through the development and acquisition of new Arby's restaurants. We are also pleased that the Lyon's restaurant chain will now be in the hands of experienced full-service dining operators with the financial resources and commitment necessary to enable the chain to achieve its full potential."

ICH is a Delaware holding corporation which, through its operating subsidiaries, currently owns and operates 214 Arby's restaurants located primarily in Michigan, Texas, Pennsylvania, New Jersey, Florida and Connecticut.




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Note: Certain information discussed above may constitute forward-looking statements within the meaning of the federal securities laws. Although the Company believes that the expectations reflected in any such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from projected results. Among those risks, trends and uncertainties are the general economic climate, costs of food and labor, consumer demand, interest rate levels, the availability of financing and other risks associated with the acquisition, development and operation of new and existing restaurants